Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB – CRNSF
ENTRY INTO POWER PURCHASE AGREEMENT --- VACANT LAND PURCHASE AGREEMENT EXTENSIONS

Vancouver, B.C. – March 20, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on March 19, 2012 (the “Effective Date”), the Company’s wholly-owned subsidiary, Coronus Hesperia West 1 LLC (“Coronus Hesperia West 1”), entered into a Power Purchase Agreement (“PPA”) with Southern California Edison (“SCE”). The PPA relates to the Company’s application for interconnection service and the CREST tariff for a 1.2 MW solar PV power system (the “Hesperia West 1 Project”) on the 20 acre parcel of vacant land, situated west of Hesperia, in the County of San Bernardino, California, the Company agrees to acquire pursuant to the Hesperia West Agreement, as disclosed in the Company’s News Releases of November 10 and December 16, 2011, and January 17, and February 7 and 21, 2012.

The PPA is a standardized, must-take, full buy/ sell, power purchase agreement, where SCE purchases all of the Hesperia West 1 Project’s generation, net of station use. The term of the PPA is 20 years. The price SCE pays for the generation shall be premised on the adopted 2011 Market Price Referent, and shall be adjusted according to SCE’s time of delivery periods and energy allocation factors, as scheduled in the PPA. Initial operation of the Hesperia West 1 Project must be no later than eighteen months from the Effective Date. The PPA includes, but is not limited to, provisions in respect of termination, facility operation, billing and payment, curtailment, and insurance. Additionally, on or before the thirtieth (30th) day following the Effective Date, the Company is required to post and maintain a development fee (the “Development Security”) equal to thirty two thousand one hundred and thirty USD dollars (USD $32,130). If, on or before initial operation, the Company demonstrate to SCE’s satisfaction that the Company has installed all of the equipment or devices necessary for the Company to satisfy the gross power rating of the generating facility, SCE shall return the Development Security to the Company within thirty (30) days of initial operation.

Mr. Thachuk announced today also that, further to the Company’s News Releases of September 29 and November 22, 2011, and January 17 and February 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Adelanto West Agreement”), entered into by Coronus Energy Corp. (“Coronus”), the Company’s wholly-owned subsidiary, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Adelanto West Agreement has also been extended. Under the Adelanto West Agreement, effective March 5, 2012, the close of escrow has been extended to April 15, 2012, and the Adelanto West Agreement is now subject to Coronus’ board of director approval on or before April 9, 2012.

Additionally, further to the Company’s News Releases of October 14 and December 9, 2011, and January 17 and February 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Apple Valley East Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Apple Valley East Agreement, has also been extended. Under the Apple Valley East Agreement, effective March 19, 2012, the close of escrow has been extended to April 15, 2012, and the Adelanto West Agreement is now subject to Coronus’ board of director approval on or before April 9, 2012.

Lastly, further to the Company’s News Releases of October 14 and December 9, 2011, and January 17 and February 7, 2012, the close of escrow for the Vacant Land Purchase Agreement (the “Yucca Valley East Agreement”), entered into by Coronus, has been extended. Additionally, the time allotted for Coronus’ board of directors to approve the Yucca Valley East Agreement, has also been extended. Under the Yucca Valley East Agreement, effective February 29, 2012, the close of escrow has been extended to April 6, 2012, and the Yucca Valley East Agreement is now subject to Coronus’ board of director approval on or before March 31, 2012.

The Company sought the above extensions because it requires additional time to determine whether the properties will be suitable for solar photovoltaic (PV) developments under the California Public Utilities Commission’s (CPUC’s) feed-in tariff program for small generators.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company’s future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.